Exhibit 99.1
Charles M. Sioberg, Chairman of the Board
Annual Meeting of Shareholders Remarks
For Delivery on April 29, 2008
Chairman’s Remarks 2008
     Two years ago at the Annual Meeting of our company we celebrated the bank’s 100th Anniversary. That’s a long and productive history of creating value for shareholders.
     During those years, we’ve seen many changes and trends.
     Trends in the relationship of our business to the world economy as a whole and changes initiated by our management to adapt, respond, grow and thrive in the environment of those sometimes converging trends.
     Last year at this time, I talked about a flat yield curve that has made it increasingly difficult for most commercial banks to register consistent revenue growth. This is challenging many banks to really dig into their company’s business strategies and understand whether or not they are working in the current environment.
     This year the subprime lending crisis that blossomed and has trickled into balance sheets across the country. Banks everywhere are suffering under the weight of credit issues. In the third quarter, industry earnings plunged a whopping 24.7%, according to the Federal Deposit Insurance Corp., to their lowest level in five years.
     Making things worse, institutions at the top of the industry food chain have taken big market-cap hits, leaving them with less currency to do deals.
     Between July and November, the value of the S & P Financials Index plummeted 22% and such big-name companies as Wachovia Corp and J.P. Morgan Chase & Co. were trading at dramatically lower prices.
     Real estate pressures contributed to problems for many lenders, particularly those who deal in subprime mortgages.
     Subprime mortgages generally had and continue to have a profound impact on the entire financial industry.
     The impact it has had on the huge financial institutions is astonishing:
     Consider such premier financial institutions as Countrywide, and investment banker Bear Stearns....
     And most recently, the news of the impact that the subprime debacle is having on financial institutions and big bank earnings:
     Citigroup reported a net loss of $5.1 billion for the first quarter, or $1.02 per share.
     Here’s the third sentence of the company’s release: “Results also include writedowns of $3.1 billion (net of underwriting fees) on funded and unfunded highly leveraged financial commitments. A downward credit value adjustment of $1.5 billion related to exposure to monoline insurers, writedowns of $1.5 billion on auction rate securities inventory, and a $3.1 billion increase in credit costs in global consumer.”
     Further down in the Citigroup release is an explanation about another $6 billion of writedowns on subprime CDO’s.

     BB&T reported first quarter earnings of $428 million, or 78 cents a share. But, the results included a $223 million provision for loan losses largely tied to residential real estate.
     Merrill Lynch has reported another $6 billion to $8 billion of writedowns. Thus, resulting in another quarterly loss and surely another round of job cuts.
     KeyCorp said first quarter net income fell 38% from a year earlier, to $218 million, or 54 cents a share.
     Wachovia reported a first quarter net loss of $393 million, or 20 cents per share.
     UBS announced that the Swiss bank faces a three-year struggle to restore its reputation, which has been badly marred by losses related to its subprime investments. UBS has suffered $37 billion in writedowns in recent months.
     Of course, there is a considerable search on by Congress, the press, the politicians, etc., to tag someone or something as the villain who caused the current subprime home mortgage mess.
     Among the suspects are financial institutions, mortgage brokers, securitizers, rating agencies, and various types of defrauding individuals.
     Because of its profound impact on our company’s future and the financial markets in general, it may be instinctive to look at what actually transpired.
     To that end we have prepared for use today an explanatory piece, — adapted from an item currently circulating on the interne, entitled, “The Subprime Primer.”
SLIDE SHOW
     I guess the “really smart guys” who created this mess skipped school the first day of Banking 101, when the boring old 4 C’s of Credit were introduced as follows:
     Character (the borrower’s standing in the community and history of paying back loans);
     Collateral (the value, conservatively ascertained, of assets pledged as security for the loan);
     Capacity (the borrower’s ability to repay, based on simple ratios such as debt to income and debt to value of the asset); and
     Capital (liquidity after closing that can be readily tapped in case of problems.)
     Fortunately, for Franklin Financial and F&M Trust — our bankers attended “Banking 101”.
     We don’t make subprime loans and we don’t invest in subprime loans,
     Of course, it has become evident that Franklin Financial along with the entire economy from the homeowner to the industrial and financial giants will be impacted in some ways by the subprime issue.
     Whoever gets the blame for the subprime debacle, the General Accounting Office and industry groups are now predicting up to 2 million foreclosures over the next few years, — the product of aggressive lending tactics and a securitization model that rewarded lax underwriting standards.
     The upshot of all this, of course, will be exactly what most bankers don’t want: legislation at the national level, drafted by people who are not historically great friends of the banking industry.
     Our company can not avoid having to function in this turbulent environment.

     As for the future at Franklin Financial, we believe that as liquidity returns to the credit markets, so will the demands for the mortgage product.
     — We do not think banks in general will remain on the sidelines as the market recovers.
     Banks will in fact have an important role to play in bringing back a healthy housing market.
     There will be significant regulatory and secondary marketing changes.
     New lending practices for new classes of borrowers will be the order of the day.
     More traditional markets will also return. There have been periods of housing decline throughout history.
     This one will also run its course.
     However, there should not be an “unrealistic expectation for housing prices to resume a rapid increase as the market returns.” At F&M we intend to retain our perspective; we believe a thoughtful approach to the market in an aggressive but sound manner will produce new bank customers as well as some rich rewards for our company.
     Our goal continues to be to ensure that we take every action possible and use every tool available to support superior customer service while building a stable business platform for the future.
     In the face of turbulent outside forces we remain confident that our strategy will ultimately generate precisely what our shareholders want — sustainable, long-term value. Specifically, now more than ever we believe our current and planned initiatives will drive the continued growth of core deposits, build customer loyalty, and establish Franklin Financial as the banking standard in our markets.